Exhibit 99.1

Guaranty Bancshares, Inc. Earnings Report
For the First Quarter 2004

MOUNT PLEASANT, TEXAS – April 22, 2004 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank a $517.7 million community-oriented bank, today announced net earnings for the first quarter of 2004 of $1,032,000 ($0.35 per share) compared to $1,035,000 ($0.35 per share) for the first quarter of 2003, no change in the comparable quarters.  Ty Abston, President of Guaranty Bond Bank stated, “We are pleased to report positive financial performance of the Company for the first quarter 2004.  We continue to execute our strategic plan to build our customer base and add shareholder value.  We are currently looking at growth opportunities, while continuously striving to improve our performance, customer service and bank products”

Financial Highlights

Net interest income totaled $4,550,000 for the first quarter of 2004 compared to $4,213,000 in the first quarter of last year, an increase of 8.0%.  This increase is due primarily to a reduction in cost of funds from 2.75% for the first quarter in 2003 to 2.13% for the first quarter 2004 resulting in a decrease of interest expense of $679,000 or 24.0%.  The net interest margin increased from 3.60% in 2003 to 3.89% in 2004.

Non interest income decreased $158,000 or 11.4% primarily due to a decrease in gain on sale of securities of $99,000 and a decrease in gain on sale of loans of $112,000.  These decreases were somewhat offset by increases in service charges on deposit accounts and other fee income.

Non interest expense increased $162,000 or 4.1% primarily due to additional salary and benefits cost of $137,000 related to an increase cost in benefits and minimal staff increases.

At March 31, 2004, the Company’s assets totaled $519.0 million compared to $528.2 million at March 31, 2003, a decrease of $9.2 million or 1.7%.  Company loans increased $2.7 million or .8% from $361.2 million at March 31, 2003 to $363.9 million at March 31, 2004.  Securities decreased during the period from $118.0 million as of March 31, 2003 to $92.8 million at March 31, 2004, a decrease of $25.2 million or 21.4%.  Deposits decreased $10.1 million or 2.4% from $426.0 million to $415.9 million during the same period.

Shareholders’ equity totaled $37.6 million or 7.25% of total assets at March 31, 2004 as compared to $35.1 million or 6.64% of total assets at March 31, 2003, an increase of $2.5 million or 7.3%, resulting in book value per share increasing 7.2% from $12.01 to

Exhibit 99.1

$12.88.  The Company’s ratio of common equity to average assets increased from 8.07% as of March 31, 2003 to 8.70% as of March 31, 2004.

The Company’s analyzed return on average assets and average equity for the first quarter of 2004 was 0.80% and 11.12% respectively compared to 0.81% and 12.02% respectively for the same period in 2003.

Cappy Payne, Chief Financial Officer of the Company commented, “The Bank  continues to expand its technology-based products, including the addition of e-statements, online check images, and now “e-checking” a product designed for our customers who prefer electronic banking.  These products will provide customers a more diverse and sophisticated means of banking in response to the changing customers’ needs for speed, efficiencies, and information.”

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas.  The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas.  The Company currently serves seven Northeast Texas counties with ten locations and Pecos County in West Texas with one location in Fort Stockton.  The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments.  Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange.   To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com.  Our investor relation site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Arthur B. Scharlach, Jr., President	903/ 572-9881
or
Clifton A. Payne, Senior Vice President	903/ 572-9881

Exhibit 99.1

GUARANTY BANCSHARES, INC.
SUMMARY of SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31,

	2004	2003

Income Statement Data:
Net interest income	$4,550	$4,213
Provision for loan losses	250	375

Net interest income after provision for loan losses	4,300	3,838
Noninterest income	1,228	1,386
Noninterest expense	4,114	3,952

Earnings before taxes	1,414	1,272
Provision for income tax expense	382	237

Net earnings	1,032	1,035
Preferred stock dividend	—	—

Net earnings available to common shareholders	$1,032	$1,035
Common Share Data:
Net earnings (basic) (1)	$0.35	$0.35
Net earnings (diluted) (1)	0.35	0.35
Book value	12.88	12.01
Tangible book value	12.08	11.21
Cash dividends	—	—
Dividend payout ratio	0.00%	0.00%
Weighted average shares outstanding (in thousands)	2,922	2,922
Period end shares outstanding (in thousands)	2,922	2,920
Balance Sheet Data:
Total assets	$518,997	$528,218
Securities	92,811	118,043
Loans	367,902	364,940
Allowance for loan losses	4,029	3,781
Total deposits	415,855	425,986
Total common shareholders’ equity	37,629	35,081
Average Balance Sheet Data:
Total assets	$517,320	$520,780
Securities	95,897	108,890
Loans	363,841	361,505
Allowance for loan losses	3,932	3,666
Total deposits	342,230	424,033
Total common shareholders’ equity	37,230	34,926
Performance Ratios:
Return on average assets	0.80%	0.81%
Return on average common equity	11.12%	12.02%
Net interest margin	3.89%	3.60%
Efficiency ratio (2)	71.72%	72.41%

Exhibit 99.1

GUARANTY BANCSHARES, INC.
SUMMARY of SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31,

	2004	2003

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	1.12%	1.63%
Net loan charge-offs to average loans	0.03%	0.08%
Allowance for loan losses to total loans	1.10%	1.04%
Allowance for loan losses to nonperforming loans (4)	124.24%	88.42%
Capital Ratios:
Leverage ratio	8.70%	8.07%
Average shareholders’ equity to average total assets	7.20%	6.71%
Tier 1 risk-based capital ratio	12.45%	11.41%
Total risk-based capital ratio	13.56%	12.45%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.